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                                                                     EXHIBIT 2.6

                    TRANSACTION MANAGEMENT SERVICES AGREEMENT

         THIS AGREEMENT is dated as of December 7, 1999 and is by and between PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation ("PFS") having an address at 500 North Central Expressway, Plano, Texas 75074, and DAISYTEK, INC., a Delaware corporation ("DZTK") having an address at 500 North Central Expressway, Plano, Texas 75074.

         PFS provides various transaction management services, including Web order processing, inbound call handling, order entry, warehousing and distribution, credit management and collection and information management, to manufacturers, resellers and marketers of products.

         DZTK wishes to retain PFS to provide the transaction management services described herein.

         IN CONSIDERATION of the mutual covenants contained herein, the parties agree as follows:

         1. Statement of Work; Products. During the term of this Agreement, and subject to the terms and conditions set forth herein, PFS will provide the transaction management services described in one or more Statement(s) of Work (a "Statement of Work") as shall be mutually agreed from time to time. Each Statement of Work may be amended, modified or revised by mutual agreement of the parties from time to time during the term of this Agreement, although neither party has any obligation to agree to any amendment, modification or revision. PFS will provide its services with respect to various products designated by DZTK (the "Products"), provided, however, that the type, nature, dimensions, etc., of the Products shall be set forth in a Statement of Work. Upon mutual agreement, the type or nature of the Products may be modified during the term of this Agreement.

         2. Distribution Center. During the term of this Agreement, and as more fully set forth in a Statement of Work, Products will be shipped by, or on behalf of, DZTK to, and stored by PFS at, the PFS distribution center(s) identified in a Statement of Work (the "Distribution Center"). DZTK is responsible for all freight, handling and importation costs in delivering the Products to the Distribution Center. DZTK is responsible for administering and managing the shipment and delivery of Products to the Distribution Center and will provide PFS with prior notice and rolling projections of Product shipments and deliveries as described in a Statement of Work. PFS will unpack and store all Products delivered to the Distribution Center in accordance with the terms of a Statement of Work. Except as otherwise set forth in a Statement of Work, PFS has no liability for in-bound or out-bound freight or shipping costs.

         3. Sales and Marketing. DZTK is responsible for all sales and marketing of Products. Except as expressly set forth in the Statement of Work in connection with the services to be provided by it hereunder, PFS shall not be deemed an agent or representative of DZTK, nor shall PFS have any authority to make any representation or commitment on the part of DZTK. For all purposes, DZTK, and not PFS, shall be deemed the seller of all Products to customers. DZTK shall retain title to all Products and PFS shall not be deemed a consignee of any Products, nor shall PFS pledge, encumber or

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grant any security interest in or to the Products at any time. DZTK shall at all times comply with all applicable laws, rules and regulations in respect of its sales and marketing of Products.

         4. Information; Exceptions. DZTK will provide PFS with all information reasonably necessary for PFS to perform its obligations hereunder, including information regarding the Products, part numbers, descriptions, costs, pricing, documentary requirements, technical information, call center scripts, customer and credit guidelines and limits, returns criteria and similar information, including Product training, etc. PFS has no responsibility with respect to the adequacy, accuracy or validity of any information, guidelines, limits or criteria provided by DZTK to it hereunder. In performing its services hereunder, PFS shall act in accordance with, and shall be entitled to rely upon, the instructions and authorizations received from DZTK, including all customer, credit, shipping, allocation, pricing and other information and instruction as shall be provided to PFS hereunder.

         5. Sales Tax. Except as set forth in the Statement of Work, PFS shall have no liability for the payment, collection or remittance to the proper authorities, of all sales tax, use tax or other tax arising from the sale of Products to customers, the storage of Products in the Distribution Center or the shipment of Products to or from any jurisdiction, and DZTK shall indemnify and hold PFS harmless in respect thereof (including any costs incurred by PFS in connection with any audit or inquiry of any taxing authority). DZTK is responsible to determine the applicable taxing jurisdictions arising in connection with the sale of Products and for providing PFS with copies of any resale certificates or other documentation as may be required by PFS to perform its services hereunder.

         6. Insurance; Shrinkage. PFS shall provide insurance for all Products stored in the Distribution Center. Such insurance (which may include self-insurance) shall cover damage, destruction, theft and other risks as shall be set forth in the Statement of Work. DZTK shall provide PFS with all information necessary for such insurance. PFS shall provide DZTK with a certificate of insurance and, upon request, will provide for not less than ten days' prior notice of nonrenewal or cancellation. PFS shall perform its services hereunder in accordance the performance standards set forth in the Statement of Work and the ordinary level of care it provides its customers. Subject to the applicable terms of the Statement of Work, in the event of any loss or damage to Products arising from the failure of PFS to provide such level of care, PFS shall, as its sole liability, reimburse DZTK for the actual cost of such lost or damaged Products.

         7. Returns. All sales of Products shall be subject to the then prevailing return policies of DZTK. DZTK shall at all times be solely responsible for any credits or other amounts payable to customers, and PFS shall have no responsibility to return, rebate or refund any portion of any fee received by it hereunder in respect thereof. All returns shall be administered in accordance with the terms set forth in the Statement of Work. In the event any return is the result of a misshipment or error on the part of PFS, PFS shall, as its sole liability, be responsible for all return freight for such Product.

         8. Service Fees. DZTK shall pay to PFS the service fees and other amounts described in the Statement of Work. All fees and other amounts shall be payable in accordance with the payment and invoice terms set forth in the Statement of Work.




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         9. Pricing Modification. The service fees payable hereunder are based upon the assumptions regarding the scope of work set forth in the Statement of Work. The Statement of Work contains a list of certain key assumptions and certain parameters regarding acceptable deviations from these assumptions. In the event that, for any month (calculated on an annualized basis), the operations of DZTK (and the scope of work provided by PFS in respect of such operations) are outside these parameters, PFS shall notify DZTK of such event and the modification of the fees payable hereunder which PFS shall propose as a result thereof. Such fee modification proposal shall be based upon, but not limited to, the increase or other material change in the scope of work and services to be provided by PFS arising from the deviation from the aforesaid assumptions. DZTK shall then have a period of 30 days (or such longer period as shall be reasonable under the circumstances) to restore its operations to within the aforesaid parameters. If DZTK is successful in doing so, as determined (on an annualized basis) during the month (or such longer period as shall be reasonable under the circumstances) following such cure period, then the proposed fee modification shall not go into effect. If DZTK is unsuccessful in doing so (as determined as aforesaid), then the proposed fee modification shall go into effect for all succeeding months until DZTK shall restore its operations to within the aforesaid parameters for two consecutive months. Notwithstanding the foregoing, the parties agree to use their respective best efforts to negotiate in good faith any proposed fee modification, and either party may request that any proposed fee modification be submitted to non-binding mediation. In addition, following the second anniversary of the date hereof, if PFS' costs in providing its services hereunder have increased by more than 5% (on an annual basis) from the prior year, PFS may propose, by written notice to DZTK, a modification of the fees payable hereunder. Such fee modification proposal shall be based upon, but not limited to, the increase or other material change in PFS' costs and shall be accompanied by a reasonable description of such increased costs. The parties agree to use their respective best efforts to negotiate in good faith any proposed fee modification, and either party may request that any proposed fee modification be submitted to non-binding mediation. If the parties are unable to agree upon any such proposed fee modification, and within 30 days thereafter, PFS shall elect to terminate this Agreement without cause (as provided in Section 12 below) and shall deliver the requisite termination notice, then, in such event, PFS shall be deemed to have delivered such termination notice as of the date of its delivery of its proposed fee modification.

         10. Trademark. DZTK represents that it has a valid and effective license and right to use all trademarks, tradenames and logos which appear on the Products and to sell the Products to its customers and shall continue to have such rights during the term of this Agreement, free of any claim of infringement or unlawful use, and DZTK shall indemnify and hold PFS harmless in respect of all matters arising in connection therewith.

         11. Confidentiality. Each party acknowledges that in implementing and performing this Agreement each party shall disclose and make available to the other certain confidential and proprietary information, including without limitation, customer and Product information. Each party agrees to utilize such information solely for the purpose of this Agreement and to keep and maintain all such information as confidential. The provisions of this Section shall survive any termination or non-renewal of this Agreement. This Section shall not apply to any information (i) which (without violation of this Section) is or becomes generally known in the industry or (ii) which is provided by a third party without violation by such third party of any obligation of non-disclosure.


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Each party may disclose the existence of this Agreement (but not its terms), the identity of the parties hereto and the general nature of the Products.

         12. Term. This Agreement shall be in effect for a five year term commencing from the date of execution hereof and shall be automatically renewed for successive one year periods thereafter unless either party shall give notice in writing of non-renewal not less than 180 days prior to any termination date. In the event either party shall breach any of the terms or provisions of this Agreement, and such breach shall not be cured within 30 days after notice, the non-breaching party shall have the right to terminate this Agreement upon ten days written notice. In addition (i) DZTK may terminate this Agreement, without cause, upon 180 days prior written notice, (ii) PFS may terminate this Agreement, without cause, upon 365 days prior written notice (subject to the provisions of Section 9 above regarding the date upon which such notice shall be deemed to have been given in the event of a proposed fee modification) and (iii) within 30 days following the effective date of any "Change in Control" of DZTK, PFS may, upon 90 days prior written notice, terminate this Agreement. As used herein, a "Change in Control" shall be deemed to occur upon (i) any sale or transfer of all or substantially all of the assets of DZTK or (ii) the acquisition by any party (or group of related parties) (other than a financial institution, mutual fund or other party holding shares for investment purposes), whether in one transaction or a series of related transactions, of 25% or more of the issued and outstanding shares of capital stock of DZTK. Any termination of this Agreement shall not affect any obligations of any party incurred or arising prior to such termination. During the applicable period following the giving of any notice of nonrenewal, or termination without cause, the parties shall continue to fully perform all of their respective obligations hereunder and shall cooperate with each other in order to effect an orderly winding down and transition. DZTK is solely responsible, at its cost and expense, to remove all Products and other DZTK property from the Distribution Center on or prior to the effective date of termination of this Agreement. DZTK shall reimburse PFS for all reasonable costs and expenses incurred by PFS in assisting DZTK with such removal efforts. In addition, in the event DZTK shall terminate this Agreement without cause, DZTK shall pay to PFS the Termination Fee set forth in the Statement of Work.

         13. Indemnification; Limitation of Liability. Each party agrees to indemnify, defend and hold the other harmless from and against and in respect of any and all costs, expenses (including without limitation, attorneys fees and litigation and investigation costs), losses, damages and claims arising from, in connection with or relating to (i) any actual or alleged infringement or misappropriation by the indemnifying party of any patent, copyright, trademark, service mark, tradename, trade secret or any other intellectual property right of any other party (whether domestic or foreign), (ii) any failure by the indemnifying party to comply with or breach of any governmental, regulatory, judicial or municipal law, rule, regulation, decision, order, directive, ordinance or ruling of any kind or (iii) any product liability, personal injury or property damage claim of any kind or any negligence or misconduct on the part of the indemnifying party; provided, however, that, notwithstanding anything contained herein, no party shall be liable for consequential damages of any kind (even if advised of the possibility or likelihood thereof) or any punitive damages in connection with any claim or matter arising under or in connection with this Agreement. Except as expressly set forth herein or in the Statement of Work, no party makes any






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representation or warranty of any kind. The provisions of this Section shall survive any termination or non-renewal of this Agreement.

         14. Restrictive Covenant. PFS covenants and agrees that, during the term of this Agreement, it will not, on its own behalf, engage in the business of selling or distributing, on a wholesale basis, any Products. The foregoing shall not apply to (i) the provision by PFS of transaction management services to third parties who may be engaged in the business of selling or distributing, on a wholesale basis, any Products or (ii) any existing arrangements to which PFS may be a party on the date hereof (and any modifications, supplements or amendments thereto arising after the date hereof).

         15. Miscellaneous. Each party to this Agreement is an independent contractor and this Agreement does not create a joint venture or partnership of any kind, nor shall this Agreement give rise to any fiduciary duty on the part of any party to any other party. Except as contemplated herein, no party shall have the authority to represent, warrant or bind any other party. This Agreement, and the rights, powers and duties set forth herein, shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement may not be assigned or delegated to any unaffiliated third party. This Agreement may only be amended, modified or waived by an instrument in writing duly executed and delivered by each of the parties hereto to be bound by such amendment, modification or waiver. This agreement (and the Statement of Work hereto) sets forth the entire understanding and agreement of the parties and supersedes any prior agreement. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver thereof, and any waiver of any term or provision hereof shall not be construed as a waiver of any other term or provision. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall be deemed one and same instrument. In the event that any one or more of the provisions of this Agreement shall be determined to be void or unenforceable by a court of competent jurisdiction or by law, such determination shall not render this Agreement invalid or unenforceable and the remaining provisions hereof shall remain in full force and effect. All notices hereunder shall be in writing and shall be effective upon receipt at each party's address for notice set forth herein. EACH PARTY WAIVES TRIAL BY JURY.

         15. Arbitration. Any and all disputes arising hereunder shall, upon the request of either party, be submitted to binding arbitration in Dallas, Texas, in accordance with the rules and regulations of the American Arbitration Association and each party agrees that (i) all notices and service of process in respect thereof may be delivered or served at the address for notice set forth herein, (ii) each party consents and submits to the jurisdiction of said arbitration and to the state and federal courts of the State of Texas for the purpose of enforcing the provisions of this Agreement and entering and judgment in respect thereof and (iii) the foregoing shall not preclude the joinder of any party in respect of any third party claim or the pursuit of equitable remedies.




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         IN WITNESS WHEREOF, the parties hereto, being duly authorized, have executed and delivered this Agreement as of the day and year above written.


                                        PRIORITY FULFILLMENT SERVICES, INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        DAISYTEK, INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:



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